Exhibit 99.1

Staktek Holdings Reports Third Quarter 2005 Results; Exceeds Revenue and Earnings Guidance

    AUSTIN, Texas--(BUSINESS WIRE)--Nov. 3, 2005--Staktek Holdings, Inc. (Nasdaq:STAK), a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, today announced financial results for the third quarter ended September 30, 2005.
    Total revenue for the quarter was $12.8 million, which was a 13% sequential increase over the prior quarter, and exceeded the high end of previously stated guidance of $11.5 million to $12.0 million. Third quarter total revenue increased from $11.3 million reported in the second quarter of 2005 and decreased year-over-year from third quarter 2004 total revenue of $16.1 million. License revenue was $4.0 million of this $12.8 total.
    Under generally accepted accounting principles (GAAP), the operating loss for the third quarter was $3.5 million, as compared to a loss of $7.3 million in the second quarter. The third quarter loss available to common stockholders was $2.6 million, or $0.05 per diluted share. Excluding non-cash charges for amortization of acquisition intangibles and stock-based compensation, operating income in the third quarter was $1.2 million, and income available to common stockholders was $1.1 million, or $0.02 per diluted share, which exceeded the Company's previously stated guidance of $0.01 per diluted share. The third quarter results included a restructuring charge of $454,000, which was primarily comprised of employee separation costs associated with measures taken to transition the manufacturing of the company's High Performance Stakpak(R) to Staktek's lower-cost facility in Reynosa, Mexico and a realignment of its organizational structure to focus on its growth strategy. The non-GAAP income available to common stockholders of $1.1 million compares to $71,000 in the prior quarter, and $4.9 million in the same period a year ago. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.
    Cash, cash equivalents and short-term investments on September 30, 2005 were $73.3 million, a decrease of approximately $300,000 from $73.6 million on June 30, 2005. During the quarter, the company repurchased approximately 595,000 shares of its common stock on the open market under its repurchase program, resulting in the repurchase of a total of 2.8 million shares under this plan from its adoption through September 30, 2005.

    Business Summary

    Commenting on the quarter, Wayne Lieberman, Staktek's president and newly appointed CEO, stated, "We are pleased with the sequential growth in both our services and license revenue. Most notable in the quarter, we introduced ArctiCore(TM), our new module technology, which utilizes a double-sided, multi-layer flexible circuit folded around an aluminum core. This technology offers superior thermal, mechanical and electrical performance for our customers in both enterprise and consumer electronics applications. In connection with this product introduction, we generated first-time revenue from our license agreement with SMART Modular Technologies, Inc., which provides access to our revolutionary ArctiCore technology as well as our legacy leaded and non-leaded package stacking technologies. This key milestone for Staktek demonstrates our ability to leverage our core competencies by expanding, productizing and monetizing our intellectual property portfolio. We continue to work closely with our customers to develop solutions for their existing and future challenges, positioning Staktek to take advantage of additional opportunities in both the enterprise and high-volume consumer markets."
    Mr. Lieberman continued, "In addition, in the third quarter, we made significant improvement in our services gross margin by completing the transition of the high-volume production of our High Performance Stakpak(R) to our lower-cost facility in Mexico. Our chip scale package (CSP) solution for DDR1 and DDR2 SDRAMs, the High Performance Stakpak, continued to gain traction and complemented our TSOP stacking business. As we continue to refine our infrastructure, we believe we will be able to create additional value for our shareholders going forward," concluded Mr. Lieberman.

    Business Outlook

    Staktek expects fourth quarter 2005 total revenue to range between $12.2 million and $12.7 million, with services revenue ranging between $8.3 million and $8.8 million. Based on preliminary information, license revenue is expected to be approximately $3.9 million. The company expects loss per share on a GAAP basis to be approximately $0.05, and diluted non-GAAP earnings per share to be approximately $0.02. The expected non-GAAP diluted earnings per share excludes expected before-tax, non-cash charges for amortization of acquisition intangibles of $3.5 million and amortization of deferred stock-based compensation of $1.3 million.

    Web Cast and Conference Call

    Staktek management will host a conference call and web cast with investors today, November 3, at 3:30 p.m. Central time (4:30 p.m. Eastern time) to discuss the third quarter financial results and the business outlook going forward for the fourth quarter of 2005. Investors and other interested parties may access the call by dialing 800-322-5044 in the U.S. (617-614-4927 outside of the U.S.), and entering the passcode 96086427 at least 10 minutes prior to the start of the call. In addition, an audio web cast will be available through the Staktek web site at www.staktek.com. A replay will be available for 48 hours following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), passcode 14700428.

    Cautionary Language

    This press release contains forward-looking statements. These statements are generally accompanied by words such as "expect," "anticipate," "believe," "estimate," and similar expressions. These statements include, but are not limited to, our estimates of fourth quarter revenue and diluted earnings per share, both on a GAAP and non-GAAP basis, as well as our belief that we will be able to create additional value for our shareholders going forward. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risks associated with having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product, including but not limited to planar solutions; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our revenues do follow the seasonality pattern of prior quarters; the risk that our new technologies, such as our second-generation DDR-2 solutions, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize the intellectual property that we develop; the risk of hiring several key employees in a short period of time; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate DRAM chips or other materials; the risk that we incur problems in our U.S. or Mexican manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers' future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; and the risks associated with our dependence on a few key personnel to manage our business effectively.
    For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 9, 2005. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    About Staktek Holdings

    Staktek is a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems. Staktek's Performance, Value and High Performance Stakpak(R) memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. Staktek's ArctiCore(TM) is a revolutionary new module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 175 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico. For more information, visit http://www.staktek.com.
    Staktek is a trademark of Staktek Group LP. All other products names noted herein may be trademarks of their respective holders.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, income available to common stockholders and earnings per diluted share on a basis excluding non-cash charges for amortization of acquisition intangibles and stock-based compensation and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the Q3 2005 earnings conference call can be found on the company's web site at www.staktek.com.



STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

                                               Three Months Ended
                                          ----------------------------
                                          Sep. 30,  Jun. 30,  Sep. 30,
                                            2005      2005     2004
                                          --------- --------- --------
Revenue:
  Services                                  $8,804    $7,707   $8,249
  License                                    3,989     3,570    7,820
                                          --------- --------- --------
    Total revenue                           12,793    11,277   16,069
Cost of revenue:
  Services                                   6,960     7,546    5,800
  Amortization of acquisition intangibles    3,234     3,235    3,946
  Amortization of deferred stock-based
   compensation and stock compensation
   expense                                      84       237      154
                                          --------- --------- --------
    Total cost of revenue                   10,278    11,018    9,900
                                          --------- --------- --------
Gross profit                                 2,515       259    6,169
Operating expenses:
  Selling, general and administrative        2,626     2,299    2,167
  Research and development                   1,527     1,195      634
  Restructuring                                454       561       --
  Amortization of acquisition intangibles      254       253      463
  Amortization of deferred stock-based
   compensation and stock compensation
   expense                                   1,199     3,242    1,066
                                          --------- --------- --------
    Total operating expenses                 6,060     7,550    4,330
                                          --------- --------- --------
Income (loss) from operations               (3,545)   (7,291)   1,839
Other income (expense):
  Interest income                              463       433      111
  Interest expense                              (1)       (3)      (2)
  Other                                        (28)        4        8
                                          --------- --------- --------
Income (loss) before income taxes           (3,111)   (6,857)   1,956
Provision (benefit) for income taxes          (496)   (1,782)     736
                                          --------- --------- --------
Income (loss) available to common
 stockholders                              $(2,615)  $(5,075)  $1,220
                                          ========= ========= ========
Earnings (loss) per share:
  Basic                                     $(0.05)   $(0.10)   $0.03
                                          ========= ========= ========
  Diluted                                   $(0.05)   $(0.10)   $0.02
                                          ========= ========= ========
Shares used in computing earnings (loss)
 per share:
  Basic                                     48,725    48,623   48,214
  Diluted                                   48,725    48,623   51,685


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

                                                     Nine Months Ended
                                                     -----------------
                                                     Sep. 30, Sep. 30,
                                                      2005     2004
                                                     -------- --------
Revenue:
  Services                                           $24,574  $31,285
  License                                             15,007   24,670
                                                     -------- --------
    Total revenue                                     39,581   55,955
Cost of revenue:
  Services                                            21,613   19,603
  Amortization of acquisition intangibles              9,703   11,839
  Amortization of deferred stock-based compensation
   and stock compensation expense                        460      462
                                                     -------- --------
    Total cost of revenue                             31,776   31,904
                                                     -------- --------
Gross profit                                           7,805   24,051
Operating expenses:
  Selling, general and administrative                  7,324    6,646
  Research and development                             3,638    1,636
  Restructuring                                        1,015       --
  Amortization of acquisition intangibles                760    1,391
  Amortization of deferred stock-based compensation
   and stock compensation expense                      5,479    3,338
                                                     -------- --------
    Total operating expenses                          18,216   13,011
                                                     -------- --------
Income (loss) from operations                        (10,411)  11,040
Other income (expense):
  Interest income                                      1,225      181
  Interest expense                                        (5)  (1,207)
  Other                                                  (54)     (16)
                                                     -------- --------
Income (loss) before income taxes                     (9,245)   9,998
Provision (benefit) for income taxes                  (2,242)   3,878
                                                     -------- --------
Net income (loss)                                     (7,003)   6,120
Preferred stock dividends                                 --     (266)
                                                     -------- --------
Income (loss) available to common stockholders       $(7,003)  $5,854
                                                     ======== ========
Earnings (loss) per share:
  Basic                                               $(0.14)   $0.13
                                                     ======== ========
  Diluted                                             $(0.14)   $0.11
                                                     ======== ========
Shares used in computing earnings (loss) per share:
  Basic                                               48,695   46,690
  Diluted                                             48,695   51,201


STAKTEK HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

                                              Three Months Ended
                                        ------------------------------
                                        Sep. 30,  Jun. 30,  Sep. 30,
                                          2005     2005       2004
                                        --------- -------- -----------
GAAP income (loss) from operations       $(3,545) $(7,291)     $1,839
Non-GAAP adjustments:
  Amortization of acquisition
   intangibles                             3,488    3,488       4,409
  Amortization of deferred stock-based
   compensation and stock compensation
   expense                                 1,283    3,479       1,220
                                        --------- -------- -----------
    Total non-GAAP adjustments             4,771    6,967       5,629
                                        --------- -------- -----------
Non-GAAP income (loss) from operations    $1,226    $(324)     $7,468
                                        ========= ======== ===========

GAAP total revenue                       $12,793  $11,277     $16,069

Non-GAAP operating margin                     10%     (3)%         46%

GAAP income (loss) available to common
 stockholders                            $(2,615) $(5,075)     $1,220
Total non-GAAP adjustments affecting
 income from operations                    4,771    6,967       5,629
Tax adjustment(a)                         (1,079)  (1,821)     (1,972)
                                        --------- -------- -----------
Non-GAAP income available to common
 stockholders                             $1,077      $71      $4,877
                                        ========= ======== ===========

Shares used in calculating non-GAAP
 diluted earnings per share               49,761   49,744      51,685

Non-GAAP diluted earnings per share        $0.02    $0.00       $0.09
                                        ========= ======== ===========

                                        Nine Months Ended
                                        ------------------
                                        Sep. 30,  Sep. 30,
                                          2005     2004
                                        --------- --------
GAAP income (loss) from operations      $(10,411) $11,040
Non-GAAP adjustments:
  Amortization of acquisition
   intangibles                            10,463   13,230
  Amortization of deferred stock-based
   compensation and stock compensation
   expense                                 5,939    3,800
                                        --------- --------
    Total non-GAAP adjustments            16,402   17,030
                                        --------- --------
Non-GAAP income from operations           $5,991  $28,070
                                        ========= ========

GAAP total revenue                       $39,581  $55,955

Non-GAAP operating margin                     15%      50%

GAAP income (loss) available to common
 stockholders                            $(7,003)  $5,854
Total non-GAAP adjustments affecting
 income from operations                   16,402   17,030
Tax adjustment(a)                         (4,754)  (5,771)
                                        --------- --------
Non-GAAP income available to common
 stockholders                             $4,645  $17,113
                                        ========= ========

Shares used in calculating non-GAAP
 diluted earnings per share               50,092   51,201

Non-GAAP diluted earnings per share        $0.09    $0.33
                                        ========= ========

(a) The non-GAAP tax adjustment represents the difference between the income tax provision calculated using the Company's applicable tax rate and the Company's effective tax rate.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

                                                  Sep. 30,   Dec. 31,
                                                   2005        2004
                                                ------------ ---------
ASSETS                                           (unaudited)
Current assets:
  Cash and cash equivalents                         $42,635   $39,984
  Investments                                        30,677    37,434
  Accounts receivable                                 5,184     4,493
  Inventories                                         1,146       833
  Prepaid expenses                                    1,121       590
  Other current assets                                4,245     2,641
                                                ------------ ---------
    Total current assets                             85,008    85,975
Property and equipment, net                          10,477    10,162
Goodwill                                             28,466    28,466
Other intangibles, net                               20,328    30,447
Other assets                                            330       421
                                                ------------ ---------
    Total assets                                   $144,609  $155,471
                                                ============ =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $748      $714
  Accrued liabilities                                 3,176     2,568
  Deferred revenue                                      287       629
  Current maturities of capitalized lease
   obligations                                           --        53
                                                ------------ ---------
    Total current liabilities                         4,211     3,964
Other accrued liabilities                               241       190
Deferred tax liabilities                              5,637     9,510

Stockholders' equity:
  Capital stock                                     157,315   155,859
  Treasury stock                                     (8,463)   (1,982)
  Deferred stock-based compensation                  (8,678)  (13,462)
  Accumulated other comprehensive loss                  (45)       (2)
  (Accumulated deficit) retained earnings            (5,609)    1,394
                                                ------------ ---------
    Total stockholders' equity                      134,520   141,807
                                                ------------ ---------
    Total liabilities and stockholders' equity     $144,609  $155,471
                                                ============ =========

    CONTACT: Staktek Holdings, Inc.
             Company Contact:
             Kirk Patterson, 972-385-0286
             investors@staktek.com
             or
             Investor Contact:
             Shelton - Investor Relations For Staktek Holdings
             Beverly Twing, 972-385-0286
             investors@staktek.com